PROSPECTUS SUPPLEMENT NO. 5 (To Prospectus dated November 5, 2018)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-219893

67,939,632 Shares of Common Stock

BTCS Inc.

This prospectus supplement No. 5 (the “Supplement”) updates and supplements certain information contained in our prospectus, dated November 5, 2018 (the “Prospectus”), which forms a part of the Registration Statement on Form S-1 (Registration No. 333-219893) (the “Registration Statement”). This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto. The Prospectus relates to the registration of an aggregate of 67,939,632 shares of common stock, par value $0.001 per share (the “Common Stock”) of BTCS Inc. (the “Company”), for resale by certain of our shareholders identified in the Prospectus. The 67,939,632 shares of Common Stock or the Resale Shares consist of (i) 15,873,600 shares of Common Stock underlying outstanding Series A warrants exercisable at $0.085 per share (the “Series A Warrants”), (ii) 15,714,288 shares of Common Stock underlying outstanding additional warrants exercisable at $0.085 per share, (iii) 15,714,288 shares of Common Stock underlying outstanding bonus warrants exercisable at $0.17 per share, (iv) 12,942,000 shares of Common Stock underlying outstanding Series B warrants exercisable at $0.135 per share, (v) 4,295,456 shares of Common Stock owned by our executive officers, and (vi) 3,400,000 shares of Common Stock.

Our business and an investment in our securities involve a high degree of risk. See “Risk Factors” beginning on page 3 of the Prospectus for a discussion of information that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Temporary Reduction of Exercise Price of Warrants

In accordance with the terms of the Bonus Warrants (the “Warrants”), the Company offered a holder of its Warrants the opportunity to exercise Warrants at a reduced exercise price of $0.01 per share. On January 31, 2019 the holder accepted the reduced exercise price and cash exercised 3,928,572 Warrants for an aggregate of $39,286. The date of this prospectus supplement is January 31, 2019.